COPYRIGHT TRANSFER AGREEMENT

This Copyright Transfer Agreement (“Agreement”) is entered on August 05, 2010 between MVP Holdings Corp, a Nevada corporation (“MVP”), and James Phil McGrew (“Author”) concerning the copyright described below in Section 1(a) (“Copyright”). For good and sufficient reasons and other consideration, the receipt and sufficiency of which are hereby acknowledged, MVP and Author agree as follows:

RECITALS

A.  Author is the sole member of Critical Mass Enterprises, LLC dba Currensys, a Delaware limited liability company ("Seller").

B.  Seller and MVP have entered into a Purchase and Sale Agreement dated July 15, 2010 (the "Purchase and Sale Agreement"), whereby MVP has purchased certain assets of Seller, including the source code and object code of the Software and the User Manual, as those terms are defined therein.

C.  The parties desire to have Seller cause Author to transfer the Copyright, described herein, to MVP effective upon release of the source code and object code of the Software, as more particularly described in Section 1.1a of the Purchase and Sale Agreement.

NOW, THEREFORE, the parties agree as follows:

Section 1. Transfer of Copyright

a.           Upon release of the source code and object code of the Software, as more particularly described in Section 1.1a of the Purchase and Sale Agreement, which is incorporated herein by reference, Author hereby irrevocably transfers and assigns to MVP and to MVP’s successors and assigns, of the entire right, title and interest in and to the following copyright:

Registration Number / Date:	TX0006246557 / 2005-09-09
Title:	McGrew MACD and Bollinger breakout trading system.
Copyright Claimant:	James McGrew, 1964-
Date of Creation:	2004
Date of Publication:	2004-05-01
Authorship on Application:	computer code: James McGrew.

b.           Along with the transfer and assignment of Copyright, Author also transfers and assigns to MVP

i.	any registrations and copyright applications, along with any renewals and extensions thereof, relating to the Copyright;

ii.	all works based upon, derived from, or incorporating the Copyright;
iii.	all income, royalties, damages, claims and payments now or hereafter due or payable with respect to the Copyright;
iv.	all causes of action, either in law or in equity, for past, present, or future infringement of Copyright, and
v.	all rights corresponding to any of the foregoing, throughout the world.

c.           Exclusive License: For the period from July 15, 2010 to the date of the release of the source code and object code of the Software, as more particularly described in Section 1.1a of the Purchase and Sale Agreement, which is incorporated herein by reference, Author hereby authorizes and grants an exclusive license to MVP and its agents to copy or reproduce all or any portion of Copyright and to deliver them to MVP’s customers, and customers may use them as appropriate.

Section 2. Consideration

This Agreement is a supplemental agreement to the Purchase and Sale of Assets Agreement entered between Author and MVP on July 15, 2010. The consideration for the transfer of Copyright is described agreed upon in the said Purchase and Sale of Assets Agreement.

Section 3. Author represents and warrants that:

a.	the Author is the sole author and sole proprietor of all rights in and to the Copyright;

b.
the Copyright is original and contains no material from other copyrighted or unpublished works unless it is used with the written consent of the copyright owner and of the owner of any other right(s) to or in such other works;

c.	the Copyright does not violate or infringe any personal or property rights of others, whether common law or statutory

d.	the Copyright contains nothing libelous or contrary to law; and

e.	Author has full power and authority to enter this Agreement.

Section 4. MVP represents and warrants that:

a.
MVP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. MVP is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the conduct of its business requires such qualification.

b.
MVP has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. MVP has the requisite power and authority to enter into this agreement.

Section 5. Others

a.
This Agreement contains the entire understanding among the Parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein.

b.
This Agreement shall be construed in accordance with the laws of the State of New York. The Parties agree that any lawsuit brought to force compliance with this Agreement will be filed in the US district court for Southern New York.

c.	No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the Parties.

d.	This Agreement shall be written in the English languages, and may be executed in multiple copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the date first written above.

Author

____________________________
James Phil McGrew

MVP HOLDINGS CORP.

_____________________________
John Correnti, President
MVP Holdings Corp